Exhibit 99

                                  Press Release

                   [First Midwest Financial, Inc. Letterhead]



                                                     FOR IMMEDIATE RELEASE
                                                     ---------------------------
                                                     Contact: Investor Relations
                                                     Telephone: 712-732-4117



        FIRST MIDWEST FINANCIAL, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

         (Storm Lake, Iowa - December 27, 1999) First Midwest Financial, Inc. announced its intention to repurchase 130,000 shares through open market and privately negotiated transactions. The shares will be purchased at prevailing market prices during the next twelve months, depending upon market conditions.

         James S. Haahr, President and Chief Executive Officer of First Midwest, indicated that the Board of Directors authorized the repurchase program at its meeting today. The repurchased shares will become treasury shares to be used for general corporate purposes, including the issuance of shares in connection with grants and awards under the Company's stock-based benefit plans. Mr. Haahr stated, "We believe the repurchase of our shares represents an attractive investment that will benefit the Company and our shareholders."

         At September 30, 1999, the Company had assets of $511 million, shareholders' equity of $39.8 million, and capital ratios well in excess of regulatory requirements. The Company's stock is traded on the Nasdaq National Market under the symbol "CASH."






Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest and Security State Bank. First Federal Savings Bank has its main bank office in Storm Lake, Iowa, and six branch offices in a four-county area of Northwest Iowa. It also includes two Brookings Federal Bank Division offices in Brookings, South Dakota, and two Iowa Savings Bank Division offices in Des Moines and West Des Moines, Iowa. Security State Bank, with offices in Stuart, Casey, and Menlo, Iowa, is a separate holding of First Midwest and operates as a commercial bank chartered by the State of Iowa.